Exhibit 10.91

June 1, 2020

Roshan Mendis
4525 Bordeaux Ave.
Dallas, TX 75205

Dear Roshan,

Congratulations on your new role as Executive Vice President and Chief Commercial Officer. We are pleased to present to you the following offer effective June 8, 2020 (the "Effective Date"), subject to Board approval.

•Base Salary: Effective July 6, 2020, your annualized base salary will be $500,000 ("Base Salary"), less withholding for taxes and deductions, which under the Company's current payroll practices will result in a bi-weekly gross pay rate of $19,230.77. Your Base Salary will be reviewed annually in accordance with our regular company review process.

•Annual Bonus: Effective your promotion date, your annual target cash bonus under Sabre's Executive Incentive Program ("EIP") will be equal to 85% of your Base Salary, based on your attainment of pre-established performance goals as approved each calendar year by the Company's Board of Directors or a committee of the Board. The annual bonus will be paid to you no later than March of the year following the year in which that bonus was earned. Your bonus will be prorated for your time in position (SIP and EIP).

•Promotion Equity Grant: You will receive a promotional equity grant of $1,000,000. Your grant will be delivered in an equal number of stock options and performance restricted stock units (PSUs) using a stock price of $14.00 per share to calculate your award. Your award will be granted on the next regularly scheduled grant date following the Effective Date, which is June 15, 2020. The stock options will vest 33⅓% per year on the anniversary of the grant date and will have an exercise price equal to the closing price of Sabre stock on the grant date. Half of the PSUs granted will vest 33⅓% on each of (1) June 15, 2021 with the number of PSUs vesting being based on 2020 adjusted EBITDA performance, (2) March 15, 2022 with the number of PSUs vesting being based on 2021 adjusted EBITDA performance and (3) March 15, 2023 with the number of PSUs vesting being based on 2022 adjusted EBITDA performance. The remaining half of the PSUs granted will vest on March 15, 2023 based on the Company achieving its three-year Free Cash Flow (EBITDA less PP&E) goal for 2020 through 2022.

◦Participation in the Company's Long-Term Equity Incentive Plan: You will remain eligible to participate in the Company's LTI program and the new target grant value for this position is
$1,500,000.

◦You will continue to be subject to the Company's Stock Ownership Guidelines, but with a new guideline level of three (3) times your base salary. You will have five years from your promotion to achieve this level; however, in the interim you will continue to be subject to certain share retention requirements until you meet this guideline level.

•Relocation: You will be eligible to receive relocation assistance and benefits beginning January 1, 2021. It is expected you will relocate to the DFW area by December 31, 2021. Per our discussion we will continue to assess this arrangement on an ongoing basis. Your relocation assistance will be provided in accordance with the Sabre Expatriate and Temporary Duty Assignment Policy.
•Expatriate Benefits: The Company provided expatriate benefits will be in accordance with the summary and time periods described in Appendix A.
•Termination Provisions: You will be eligible to participate in the Company's Executive Severance Plan as a Level 2 Employee, as approved by the Compensation Committee of the Board, which will provide you with certain severance benefits in the event of your termination of employment by the Company other than for Cause or your resignation for Good Reason (each as defined in the Executive Severance Plan, a copy of which is enclosed with this letter) and which otherwise addresses the treatment of your termination of employment.
All compensation payments described in this letter are subject to the approval of Board of Directors of the Company and will be paid in accordance with the Company's customary payroll practices and the requirements of applicable law.
We value your contributions and leadership and are excited to have you as a key leader in our organization. Please sign and return this letter to me, indicating your acceptance and understanding, no later than June 5, 2020.
Sincerely,

/s/ Dave Shirk
Dave Shirk
President, Travel Solutions

Acceptance: I agree with the terms and conditions of this letter.

/s/ Roshan Mendis	June 2, 2020
Roshan Mendis	Date

APPENDIX A

Additional Benefit Summary

This appendix is intended as a summary of the additional benefits and the time periods for which those benefits will be provided by the Company.

BENEFIT TIME PERIOD
BENEFIT	Current – 7/5/2020	7/6/2020 – 12/20/2020	Beginning 12/21/2020
Compensation and Benefit Plans	✔	✔	✔
VISA/Work Permits	✔	✔	✔
Monthly Housing Allowance	✔
Monthly Utilities Allowance	✔
COLA	✔
Child Education Assistance	✔
Tax Equalization	✔	✔	✔
Tax Preparation	✔	✔	✔
Hypothetical Withholding	✔	✔
Foreign Tax Payment	✔	✔
Home Leave	✔
Monthly Car Allowance	✔
International Healthcare Plan	✔	✔	✔
Repatriation Benefits	✔	✔	✔
*based on US payroll processing, but dates will align with tax year; relocation benefits apply if relocation occurs

EXPATRIATE BENEFIT DESCRIPTION
Compensation and Benefit Plans
You will remain on the payroll and pay cycle of your home country (the United States). Administration of your compensation and benefit plans (including, but not limited to pay plans, merit, incentive, bonuses) will remain with your home country. You will not receive host country compensation or benefits.

Visa and/or Work Permits
Company provided assistance and reimbursement of the costs of obtaining and maintaining any necessary work permits, visas, and other required documentation.

Supplemental International Allowances
Housing Arrangements
Basic utilities - USD 240 a month for water, heat, electricity, gas, excluding telephone, cable
TV, etc.

Renting a Home - USD 12,000 net monthly housing allowance for renting a home, paid directly to the landlord.

. Owning a Home - USD 10,000 per month allowance. Sabre will not provide any assistance purchasing a home nor is the company responsible for any assistance selling the home in the future.

Cost of Living Allowance
Cost of living allowance {COLA), which is intended to equalize purchasing power in the international/host location. COLA will change in response to base salary changes and changes in family size; retroactive adjustments are not made.

Education
Educational assistance for children to attend adequate schools in the host country.

Income Taxes
Please note, you are responsible for complying with any and all applicable income tax regulations in the host country and any other countries where you are required to pay taxes.

Tax Equalization
Tax equalization services provided by Deloitte and per the Company Tax Equalization Policy for the year of repatriation and subsequent years (if deemed necessary).

Tax Preparation
Tax preparation services provided by Deloitte, including for the year of repatriation and subsequent years (if deemed necessary). Please note this only applies to income earned on Company business.

Hypothetical Withholding
In lieu of Federal and State/Local Taxes (if applicable), a hypothetical tax to be deducted from each payroll check.

Foreign Tax
Company paid foreign taxes directly to the host country government, as applicable.

Other Benefits
Home Leave
One (1) home leave trip (business class) to either Dallas, TX, Sri Lanka or Australia per twelve
(12) months worked for participant and each accompanying family member.

Car Allowance
Monthly car allowance of US $1,500 per month for all car expenses, net of taxes.

Healthcare
Participation in the Cigna International Expatriate Healthcare Plan.

Repatriation
Repatriation benefits provided in accordance with the Repatriation section of the Expatriate and TDY Policy. Same allowable air and surface shipment per Expatriate Letter of Assignment, and repatriation allowance will be USD 5,000.